FILED PURSUANT TO

RULE 424 (B) (3)

REGISTRATION NO: 333-146959

STRATEGIC STORAGE TRUST, INC.

SUPPLEMENT NO. 4 DATED APRIL 7, 2010

TO THE PROSPECTUS DATED OCTOBER 28, 2009

This document supplements, and should be read in conjunction with, the prospectus of Strategic Storage Trust, Inc. dated October 28, 2009. This supplement amends and supersedes all prior supplements. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose:

•	an update on the status of our offering;

•	an update on the status of our share redemption program;

•	an addition to the “Description of Shares—Distribution Policy” section of our prospectus;

•	the second quarter 2010 distribution declaration and our distribution history;

•	selected financial data;

•	a summary of fees paid to our affiliates;

•	changes to the “Suitability Standards” and “Minimum Purchase Requirements” sections of our prospectus;

•	a revision to the “Risk Factors – Risks Related to an Investment in Strategic Storage Trust, Inc.” section of the prospectus;

•	revisions to the “Our Self Storage Properties” section of the prospectus;

•	our potential acquisitions;

•	the replacement of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our prospectus to include information for the period ended December 31, 2009;

•	an update to the “Prior Performance Summary” section of our prospectus;

•	a change to our IRA custodian;

•	revisions to the “Experts” section of our prospectus;

•	revisions to the “Where You Can Find More Information” section of our prospectus;

•	revisions to the “Electronic Delivery of Documents” section of our prospectus to reflect changes to our procedure for electronic delivery of documents;

•	audited consolidated financial statements of Strategic Storage Trust, Inc. and its subsidiaries as of December 31, 2009;

•	updated unaudited prior performance tables to reflect results through December 31, 2009; and

•	a new Subscription Agreement.

Status of Our Offering

We commenced the initial public offering of shares of our common stock on March 17, 2008. As of April 2, 2010, we have received aggregate gross offering proceeds of approximately $129.4 million from the sale of approximately 13 million shares in our initial public offering. As of April 2, 2010, approximately 97 million shares remained available for sale to the public under our initial public offering, including shares available under our distribution reinvestment plan. The initial public offering will not last beyond March 17, 2011. We also reserve the right to terminate the initial public offering at any time.

Status of Our Share Redemption Program

During the year ended December 31, 2009, we redeemed 11,916 shares of common stock for approximately $114,300 ($9.59 per share). We redeemed no shares of common stock in the year ended December 31, 2008. We have honored all redemption requests that complied with the applicable requirements of our share redemption program set forth in our prospectus. We have funded all redemptions using proceeds from the sale of shares pursuant to our distribution reinvestment plan.

Distribution Policy

The following data supplements, and should be read in conjunction with the “Description of Shares – Distribution Policy” section on page 140 of our prospectus:

	Three Months Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
Distributions paid in cash	$1,479,785	$560,745	$369,308	$223,731
Distributions reinvested	929,160	445,046	269,636	155,943

Total distributions	$2,408,945	$1,005,791	$638,944	$379,674

Source of distributions
Cash flows used in operations	$(786,675)	$(772,937)	$(796,952)	$(239,327)
Proceeds from issuance of common stock	3,195,620	1,778,728	1,435,896	619,001

Total sources	$2,408,945	$1,005,791	$638,944	$379,674

Cash flows used in operations for the three months ended December 31, 2009, September 30, 2009, June 30, 2009 and March 31, 2009 include approximately $610,000, $1,175,000, $1,037,000 and $508,000, respectively, of real estate acquisition related expenses expensed in accordance with GAAP. We consider the real estate acquisition related expenses to have been funded by proceeds from our ongoing public offering of shares of our common stock because the expenses were incurred to acquire our real estate investments.

Distribution Declaration

On March 24, 2010, our board of directors declared a distribution rate for the second quarter of 2010 in the amount of $0.00191781 per day per share on the outstanding shares of common stock (equivalent to an annual distribution rate of 7% assuming the share was purchased for $10) payable to stockholders of record of such shares as shown on our books at the close of business on each day during the period, commencing on April 1, 2010 and continuing on each day thereafter through and including June 30, 2010. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as our President may determine. At this time, we intend to fund a majority of our distributions for the second quarter of 2010 from proceeds raised in this offering and operating revenues generated from our acquisitions, as well as any future investments made during the second quarter of 2010.

Distribution History

The “Description of Shares – Distribution Declaration History” section on pages 141 and 142 of our prospectus is hereby replaced with the following:

The following table shows our distribution history.

Quarter	Total Distributions Declared		Distributions Declared per Common Share
2nd Quarter 2008	$15,490		$.07	(1)
3rd Quarter 2008	$120,573		$.175
4th Quarter 2008	$283,108		$.175
1st Quarter 2009	$452,131		$.175
2nd Quarter 2009	$742,329		$.175
3rd Quarter 2009	$1,221,336		$.175
4th Quarter 2009	$2,705,781		$.175
1st Quarter 2010	$1,961,855	(2)	$.175

(1)	Distributions began on May 22, 2008, the date we satisfied the minimum offering requirements.

(2)	Represents distributions made in January and February 2010 only.

For 2008 and 2009 all of our distributions constituted non-taxable returns of capital.

Selected Financial Data

The following replaces the “Selected Financial Data” section on page 45 of our prospectus.

The following selected financial and operating information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC on March 30, 2010:

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Period from August 14, 2007 through December 31, 2007
Operating Data
Total revenues	$7,875,143	$365,651	$—
Loss from continuing operations	(7,404,519)	(1,595,043)	—
Net loss attributable to Strategic Storage Trust, Inc.	(7,302,896)	(1,504,293)	—
Loss from continuing operations per common share-basic and diluted	(1.00)	(2.50)	—
Dividends declared per common share (annualized)	0.70	0.70	—

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008	For the Period from August 14, 2007 through December 31, 2007
Balance Sheet Data
Real estate facilities	$155,058,360	$15,166,724	$—
Total assets	203,701,303	19,819,983	201,000
Total debt	78,256,583	4,000,000	—
Total liabilities	82,997,383	5,532,519	—
Stockholders’ equity	119,068,866	14,287,464	1,000
Other Data
Net cash used in operating activities	$(2,595,891)	$(1,106,248)	$—
Net cash used in investing activities	(44,300,463)	(16,311,595)	—
Net cash provided by financing activities	68,060,180	19,831,475	—

Fees Paid to Our Affiliates

We have executed an advisory agreement with our advisor and a dealer manager agreement with our dealer manager, which entitles our advisor and our dealer manager to specified fees upon the provision of certain services with regard to this offering and investment of funds in real estate properties, among other services, as well as reimbursement for organizational and offering costs incurred by our advisor on our behalf and reimbursement of certain costs and expenses incurred by our advisor in providing services to us.

Pursuant to the terms of the agreements described above, the following summarizes the related party costs incurred for the years ended December 31, 2009 and 2008:

	Year Ended December 31, 2009	Year Ended December 31, 2008
Expensed
Reimbursement of operating expenses (including organizational costs)	$761,117	$1,206,272
Asset management fees	474,010	32,067
Property management fees	383,854	22,418
Acquisition fees and acquisition expenses	1,564,792	—
Capitalized
Acquisition fees and closing costs	—	419,700
Prepaid expenses and other assets	—	184,282
Additional Paid-in Capital
Selling commissions	5,699,761	1,443,133
Dealer management fee	2,442,755	618,486
Reimbursements of offering costs	1,346,405	2,614,110

Total	$12,672,694	$6,540,468

As of December 31, 2009 and 2008, we had amounts due to affiliates totaling $610,110 and $1,172,014, respectively.

Changes to Suitability Standards and Minimum Purchase Requirements

The last paragraph on page i and the first paragraph on page ii in the “Suitability Standards” section of our prospectus are amended and restated to read as follows:

The minimum purchase is 100 shares ($1,000), except in certain states as described below. After you have purchased the minimum investment, any additional purchases must be investments of at least $100, except for purchases of shares pursuant to our distribution reinvestment plan, which may be in lesser amounts. You may not transfer fewer shares than the minimum purchase requirement. In addition, you may not transfer or subdivide your shares so as to retain fewer than the number of shares required for the minimum purchase. In order to satisfy the minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in shares of our common stock will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code (Code).

The minimum purchase for Minnesota, New Jersey, New York and North Carolina residents is 250 shares ($2,500), except for IRAs which must purchase a minimum of 100 shares ($1,000). After you have purchased the minimum investment, any additional purchases must be investments of at least $100, except for purchases of shares pursuant to our distribution reinvestment plan, which may be in lesser amounts.

The first two paragraphs in the “Minimum Purchase Requirements” section on page 162 of our prospectus are amended and restated as follows:

For your initial purchase, you must invest at least $1,000 (except for Minnesota, New Jersey, New York and North Carolina), which is the same minimum requirement for IRAs, Keoghs and tax-qualified retirement plans. After you have purchased the minimum investment, any additional purchases must be investments of at least $100, except for purchases of shares pursuant to our distribution reinvestment plan, which may be in lesser amounts. In order to satisfy the minimum purchase requirement for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of $100. You should note that an investment in our shares will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Code.

If you are an investor who resides in the states of Minnesota, New Jersey, New York or North Carolina, you must invest at least $2,500, except for IRAs which only require a minimum of $1,000. For residents of all states, after you have purchased the minimum investment, any additional purchases must be investments of at least $100, except for purchases of shares pursuant to our distribution reinvestment plan, which may be in lesser amounts.

Revision to “Risk Factors – Risks Related to an Investment in Strategic Storage Trust, Inc.”

The second risk factor on page 18 in the “Risk Factors – Risks Related to an Investment in Strategic Storage Trust, Inc.” section of the prospectus is hereby restated as follows:

If we pay distributions from sources other than our cash flow from operations, we will have fewer funds available for the acquisition of properties, and our stockholders’ overall return may be reduced.

In the event we do not have enough cash from operations to fund our distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from the Offering. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and there are no current limits on the amount of distributions to be paid from such funds. To date, we have used net proceeds from the Offering to fund a majority of our distributions. If we pay distributions from sources other than cash flow from operations, we will have less funds available for acquiring properties, which may reduce our stockholders’ overall returns. Additionally, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock may be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain.

Our Self Storage Properties

The “Our Self Storage Properties – Portfolio Summary” section on pages 46 to 49 of our prospectus is hereby replaced with the following:

As of March 31, 2010, our self storage portfolio was comprised as follows:

State	No. of Properties	Units	Sq. Ft. (net)
Alabama (1)	2	1,075	144,500
Arizona	1	520	38,750
California (1)	1	1,300	251,700
Florida	4	3,190	375,450
Georgia (1)	2	1,170	128,500
Kentucky	5	2,800	401,000
Mississippi	1	600	66,600
Nevada	2	710	87,100
New Jersey	2	2,080	189,500
Pennsylvania	2	1,290	155,200
South Carolina	1	460	65,200
Tennessee	1	800	100,400
Texas (1)	4	3,100	479,500
Virginia	1	500	49,900
	29	19,595	2,533,300

(1)

Does not include any property where we own a minority interest, including the interests owned in the Montgomery County Self Storage, DST properties, the San Francisco Self Storage DST property, the Hawthorne Property, the Self Storage I DST properties, the WP Baltimore Self Storage property and the Southwest Colonial, DST properties.

The map below shows the geographic location of our self storage portfolio as of March 31, 2010.

As of March 31, 2010, we wholly owned the following 29 self storage facilities:

Property	Acquisition Date	Year Built	Approx. Units	Approx. Sq. Ft. (net)	Physical Occupancy (%)(1)	% Climate Controlled(2)
Biloxi - Biloxi, MS	9/25/2008	1980/1984/1992	600	66,600	68.3%	12.2%
Gulf Breeze - Gulf Breeze, FL	9/25/2008	1978/1982/2004	700	80,000	83.6%	61.0%
Manassas - Manassas, VA	12/19/2008	1996/2000	500	49,900	76.2%	51.0%
Walton - Walton, KY	2/12/2009	1991	430	72,000	82.8%	0.5%
Crescent Springs - Crescent Springs, KY	2/12/2009	1999/2003	350	57,200	92.9%	0.6%
Florence - Florence, KY	2/12/2009	1996	520	81,800	95.1%	6.8%
Alpharetta - Alpharetta, GA	6/1/2009	2003	670	76,500	69.3%	59.0%
Marietta - Marietta, GA	6/1/2009	2006	500	52,000	79.1%	100.0%
Erlanger - Erlanger, KY	7/17/2009	1987	610	63,700	85.6%	2.3%
Florence II - Florence, KY	7/17/2009	1982/1995	890	126,300	72.8%	0.3%
Jersey City - Jersey City, NJ	8/21/2009	1985	1,090	91,500	62.9%	0.0%
Montgomery - Montgomery, AL	9/3/2009	1995/2004	600	94,600	76.8%	22.2%
Phoenix - Phoenix, AZ	9/4/2009	1974	520	38,750	56.4%	83.2%
Seabrook - Seabrook, TX	9/24/2009	2001-2003	680	78,000	88.2%	51.6%
Greenville - Greenville, SC	9/24/2009	1948/1995	460	65,200	82.9%	66.0%
Kemah - Kemah, TX	9/24/2009	1985/2005/ 1999/ 2002	1,300	239,000	84.3%	19.4%
Tallahassee - Tallahassee, FL	9/24/2009	1979-1987	1,550	203,700	71.9%	2.9%

Property	Acquisition Date	Year Built	Approx. Units	Approx. Sq. Ft. (net)	Physical Occupancy (%)(1)	% Climate Controlled(2)
Memphis - Memphis, TN	9/24/2009	1987/1994	800	100,400	79.9%	0.0%
Houston - Houston, TX	9/24/2009	1984/2005	480	73,300	77.3%	38.6%
Las Vegas - Las Vegas, NV	9/24/2009	2006	520	66,000	72.8%	78.5%
Las Vegas II - Las Vegas, NV	9/24/2009	1998	190	21,100	74.4%	33.2%
Pearland - Pearland, TX	9/24/2009	2004/2005	640	89,200	80.9%	60.6%
Daphne - Daphne, AL	9/24/2009	2000	475	49,900	50.0%	100.0%
Lake Forest - Lake Forest, CA	9/24/2009	2003	1,300	251,700	91.8%	0.0%
Pittsburgh - Pittsburgh, PA	12/11/2009	1990	470	55,200	73.8%	15.2%
West Mifflin - West Mifflin, PA	12/11/2009	1983	820	100,000	67.5%	20.2%
Fort Lee - Fort Lee, NJ	2/24/2010	2000	990	98,000	88.5%	100.0%
Weston - Weston, FL	2/24/2010	2005	650	52,000	84.4%	100.0%
Gulf Breeze II - Gulf Breeze, FL	3/10/2010	2004/2005	290	39,750	43.9%	72.9%
Total			19,595	2,533,300	78.5%	30.6%

(1)	Represents occupied square feet divided by total rentable square feet as of March 31, 2010.

(2)	Represents the percentage of rentable square feet in climate-controlled units as of March 31, 2010.

As of March 31, 2010, we owned a minority interest in the following properties:

Property	% Owned	Acquisition Date (1)	Year Built	Approx. Units	Approx. Sq. Ft. (net)	Physical Occupancy (%)(2)	% Climate Controlled(3)
WP Baltimore Self Storage Baltimore, MD	11.5%	9/24/2009	2004	500	70,900	78.4%	0.0%
San Francisco Self Storage DST San Francisco, CA	12.26%	9/24/2009 1/07/2010	1909/2000	1,100	77,900	75.9%	0.0%
Hawthorne Property (4) Hawthorne, CA	12.0%	9/24/2009	1943-1966	n/a	356,000	100.0%	n/a
Self Storage I DST GA, NC, and TX	3.05%	9/24/2009	1996-2004	5,500	714,700	84.2%	18.5%
Southwest Colonial, DST TX	0.28%	9/24/2009	1981-2007	2,850	369,600	81.6%	12.1%
Montgomery County Self Storage, DST AL	1.49%	9/24/2009	1997-2005	1,600	152,900	77.6%	100.0%
Total				11,550	1,742,000	85.7%	18.9%

(1)	Represents the date we acquired the interest in such property.

(2)	Represents occupied square feet divided by total rentable square feet as of March 31, 2010.

(3)	Represents the percentage of rentable square feet in climate-controlled units as of March 31, 2010.

(4)

Not a self storage facility. We have a 12% direct investment in Westport LAX, the entity owning this property, and an indirect interest in Westport LAX through an investment in USA Hawthorne, LLC, which has a direct investment in Westport LAX.

For the period of January 1, 2010 through February 28, 2010, the average monthly rent per occupied square foot for the 28 self storage facilities we owned on February 28, 2010 was $0.75. The weighted average capitalization rate at acquisition for the 29 self storage facilities we owned as of March 31, 2010 was approximately 7.9%. The weighted average capitalization rate is calculated as the estimated first year annual net operating income at the respective property divided by the property purchase price, exclusive of offering costs, closing costs and fees paid to the advisor. This calculation includes several properties in their lease-up period. Upon stabilization of these properties, we expect the weighted average capitalization rate to increase.

The following descriptions for properties acquired since the date of our prospectus are hereby added to the “Our Self Storage Properties – Our Properties” section that begins on page 49 of the prospectus:

Pittsburgh and West Mifflin

The Pittsburgh property is an approximately 470-unit self storage facility that sits on approximately 3.5 acres and contains approximately 55,200 rentable square feet of self storage space, located at 15 Landings Drive, Pittsburgh, Pennsylvania, approximately 14 miles northwest of downtown Pittsburgh. It was constructed in 1990.

The West Mifflin property is an approximately 820-unit self storage facility that sits on approximately 5.7 acres and contains approximately 100,000 rentable square feet of self storage space, located at 2016 Lebanon Road, West Mifflin, Pennsylvania, approximately seven miles south of downtown Pittsburgh. It was constructed in 1983.

Fort Lee and Weston

The Fort Lee property is an approximately 990-unit self storage facility that sits on approximately 1.2 acres and contains approximately 98,000 rentable square feet of self storage space, located at 550 Main Street, Fort Lee, New Jersey, approximately 7 miles north of Manhattan. It was constructed in 2000. The three-story building offers a three door, drive-in, covered loading/unloading area. Additionally, the property contains a cellular tower, leased to multiple tenants located on the roof. The self storage property, which is based in Bergen County, is accessible via the New Jersey Turnpike (I-95) and the Garden State Parkway. The turnpike provides access to upstate New York and New England to the north and Philadelphia and Washington D.C. to the south.

The Weston property is an approximately 650-unit self storage facility that sits on approximately 2.0 acres and contains approximately 52,000 rentable square feet of self storage space, located at 16400 State Road 84, Weston, Florida, approximately 14 miles west of Ft. Lauderdale and 26 miles north of Miami. It was constructed in 2005. The city of Weston is located in western Broward County. Primary access to the facility is provided by Interstate 75 and Interstate 595. The Sawgrass Parkway, located just to the north of the facility, connects the area to the Florida Turnpike and Interstate 95. The Weston area is currently in a stage of growth and development, as evidenced by new construction occurring in the overall market. Due to the recent development of the Weston community, the city has become a desirable environment for dining, nightlife and shopping among the community’s many shopping plazas.

Gulf Breeze II

The Gulf Breeze II property is an approximately 290-unit self storage facility that sits on approximately 3.45 acres and contains approximately 39,750 rentable square feet of self storage space, located at 4761 Gulf Breeze Parkway, Gulf Breeze, Florida, approximately 12 miles southeast of Pensacola and 8.5 miles west of our other property in the City of Gulf Breeze (the Gulf Breeze I property), and is located between the Eglin Air Force Base and the Pensacola Naval Air Station. The Gulf Breeze II property was constructed in 2004 and 2005.

Acquisition of Additional Interest in the San Francisco Self Storage DST Property

On January 7, 2010, we acquired an additional 2.258% beneficial interest in the San Francisco Self Storage DST Property. Combined with our prior ownership interests, we now own a 12.258% interest in the San Francisco Self Storage DST Property. The San Francisco Self Storage DST property is located at 190 Otis Street, San Francisco, California and is situated on approximately 0.6 acres. The property is an approximately 1,100-unit self storage facility and has a gross building area of 113,900 square feet and approximately 77,900 square feet of self storage space. The single building on the San Francisco Self Storage DST property was built in 1909 and converted to the current eight-level structure in 2000.

Potential Acquisitions

On February 11, 2010, our board of directors approved the potential acquisition of a facility located in Mesa, Arizona. The purchase price for the facility is approximately $3.7 million. We expect this acquisition to close by the end of the second quarter of 2010 using a combination of net proceeds from our initial public offering and the assumption of lender financing of approximately $3.2 million.

On March 24, 2010, our board of directors approved the potential acquisition of a facility located in Fort Lauderdale, Florida. The purchase price for the facility is $14.35 million. We expect this acquisition to close by the end of the second quarter of 2010 using net proceeds from our initial public offering.

On March 24, 2010, our board of directors approved the potential acquisition of a facility located in Riverdale, New Jersey. The purchase price for the facility is $6.3 million. We expect this acquisition to close by the end of the second quarter of 2010 using a combination of net proceeds from our initial public offering and a seller note of $4.8 million bearing interest at 4%.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the prospectus is hereby replaced with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K filed with the SEC on March 30, 2010, which is incorporated herein by reference. This discussion and analysis should be read in conjunction with our consolidated financial statements and the notes thereto as of and for the year ended December 31, 2009 contained in our Annual Report on Form 10-K.

Prior Performance Summary

The “Prior Performance Summary” section on pages 103-109 of our prospectus is hereby updated and replaced with the following:

The information presented in this section represents the historical experience of certain real estate programs sponsored by Strategic Capital Holdings, LLC, our sponsor, and other affiliates of our advisor, including certain officers and directors of our advisor. You should not assume that you will experience returns, if any, comparable to those experienced by investors in such prior real estate programs.

The information in this section and in the Prior Performance Tables included in this prospectus as Appendix A show relevant summary information regarding programs sponsored or co-sponsored by our sponsor. As described below, our sponsor has sponsored or co-sponsored private offerings of real estate programs that have investment objectives, including particular investment types that are considerably similar to ours. Some programs, remaining in operation, may acquire additional properties in the future. Our sponsor intends to continue to sponsor private offerings of real estate programs. To the extent that such future offerings or programs remaining in operation share the same or similar investment objectives or acquire properties in the same or nearby markets, such programs may be in competition with the investments made by us. See the “Conflicts of Interest” section of this prospectus for additional information. Programs that list substantially the same investment objectives as we do in the prospectus or private offering memorandum are considered to have investment objectives similar to ours, regardless of the particular emphasis that a program places on each objective.

The information in this summary represents the historical experience of Strategic Capital Holdings, LLC sponsored or co-sponsored programs. The Prior Performance Tables set forth information as of the dates indicated regarding certain of these prior programs as to: (1) experience in raising and investing funds (Table I); (2) compensation to sponsor (Table II); (3) annual operating results of prior real estate programs (Table III); (4) results of completed programs (Table IV); and (5) sale or disposals of properties by prior real estate programs (Table V). Additionally, Table VI, which is contained in Part II of the registration statement and is not part of the prospectus, provides certain additional information relating to properties acquired by the prior real estate programs. We will furnish copies of Table VI to any prospective investor upon request and without charge. The purpose of this prior performance information is to enable you to evaluate accurately our sponsor’s experience with like programs. The following discussion is intended to summarize briefly the objectives and performance of the prior real estate programs and to disclose any material adverse business developments sustained by them.

Private Programs — Overview

The prior privately-offered programs sponsored or co-sponsored by our sponsor include 11 single-asset real estate tenant-in-common offerings, two privately-offered REITs, four multi-asset Delaware Statutory Trust offerings, one single-asset Delaware Statutory Trust offering, and one single-asset real estate limited liability company. Limited partnership units were privately offered in conjunction with four of the aforementioned tenant-in-common offerings and limited liability company units were privately offered in conjunction with five of the aforementioned tenant-in-common offerings. Investors in these unit offerings acquired an undivided tenant-in-common interest in the property that was the subject of such offering. Investors in these 19 privately-offered programs raised approximately $321 million of gross offering proceeds from approximately 1,730 investors. See Tables I and II of the Prior Performance Tables for more detailed information about the experience of the affiliates of our advisor in raising and investing funds for private offerings closed during the previous three years and compensation paid to the sponsors of these programs.

With a combination of debt and offering proceeds, these privately-offered programs invested approximately $764 million (including acquisition and development costs) in 44 properties. Based on the aggregate amount of acquisition and development costs, approximately 96% was spent on existing or used properties and approximately 4% was spent on construction or redevelopment properties. Based on the aggregate amount of acquisition and development costs, our assets in these programs can be categorized as indicated in the chart below:

The following table shows a breakdown by percentage of the aggregate amount of the acquisition and development costs of the properties purchased by the prior private real estate programs:

Type of Property	New	Used	Construction
Office	—	100.0%	—
Self Storage	—	100.0%	—
Industrial	—	73.5%	26.5%
Retail	—	100.0%	—

As a percentage of acquisition and development costs, our diversification of these 44 properties by geographic area is as follows:

As a percentage of acquisition and development costs, our allocation of financing proceeds for these 44 properties is as follows:

See Table III of the Prior Performance Tables for more detailed information as to the operating results of such programs whose offerings closed during the previous five years. See Table IV of the Prior Performance Tables for detailed results of such programs that have completed operations during the previous five years. See Table V of the Prior Performance Tables for detailed results of the sale or disposal of properties by such programs within the most recent three years.

The percentage of these programs with investment objectives similar to ours is approximately 100.0%. These properties had an aggregate of approximately 5.6 million square feet of gross leasable space. For more detailed information regarding acquisitions of properties by such programs during the previous three years, see Table VI contained in Part II of Post-Effective Amendment No. 7 to the registration statement which is not a part of this supplement. Copies of Table VI will be provided to prospective investors upon request at no charge.

The investments of the above mentioned programs have all occurred during the previous seven years. There were no other investments made by these programs prior to this seven year period and our sponsor did not sponsor or co-sponsor any programs prior to this seven year period.

Certain properties have experienced, and may in the future experience, decreases in net income when economic conditions decline. Our sponsor, along with CB Richard Ellis Investors/U.S. Advisor, LLC, co-sponsored the offering of USA 615 North 48th ST, LLC, which together with other tenant-in-common interest holders, acquired an approximately 574,000 square foot single-tenant industrial property. The program experienced an involuntary bankruptcy of its single tenant, Le*Nature’s, Inc., as a result of alleged financial fraud by its senior executives, which in turn resulted in the lender commencing foreclosure proceedings. The bankruptcy trustee approved the petition of Le*Nature’s to terminate the lease with the tenant-in-common owners, resulting in a default on the first lien loan on the property and a receiver for the property was appointed in April 2007. Distributions to the investors were suspended indefinitely as of November 2006. The lien holder of the machinery within the facility was required to make the property lease payments, if the tenant was unable to do so, as long as the equipment remained in the facility. The owner of the equipment committed to making the lease payments through October 2007.

In December 2006, the co-sponsors began to market the property for lease. Through that process, the investors were presented with a 16-year lease opportunity. As a result of the tenant-in-common structure, unanimous approval by all investors was required in order to proceed to lease execution. All but three of the tenant-in-common investors approved the terms of the lease thus preventing a lease execution. In June 2008, an affiliate of CB Richard Ellis Investors (CBREI) purchased the investors’ interest in this property at 60% of their original investment plus the right to receive a share in any future proceeds generated from a subsequent sale of the property to a third party over and above the CBREI affiliate’s original cost of purchase, holding costs and selling expenses. The CBREI affiliate also assumed the senior secured loan and entered into a forbearance agreement with the lender that terminated the foreclosure proceedings.

Subsequent to the sale, the CBREI affiliate immediately re-engaged the original proposed tenant in lease negotiations and ultimately secured a lease in January 2009.

As a result of the limited ability to raise new capital from these investors and the current economic crisis, distributions have been either reduced or temporarily ceased on several of these programs as a precautionary measure to preserve cash. Since nine of our sponsor’s programs are tenant-in-common offerings made primarily to investors exchanging properties in a tax-deferred manner pursuant to Section 1031 of the Code, it is impractical for these investors to make additional capital contributions to fund tenant improvements or other required capital expenditures.

In certain instances, the sponsor of these programs, and their affiliates, have agreed to make certain accommodations to benefit the owners of these properties, such as the deferral of asset management fees otherwise payable to the sponsor or its affiliates. See Prior Performance Tables I (Experience in Raising and Investing Funds), II (Compensation to Sponsor) and III (Annual Operating Results of Prior Real Estate Programs) in Appendix A for further information regarding these prior real estate programs. Our business may be affected by similar conditions. Although certain prior programs sponsored or co-sponsored by our sponsor have been adversely affected by the cyclical nature of the real estate market and general risks associated with investments in real estate, at this time, we are not aware of any other adverse business developments other than those described above that would be material to investors in the prior programs.

No assurance can be made that our program or other programs sponsored by affiliates of our advisor will ultimately be successful in meeting their investment objectives. Below is a summary of the four private programs previously sponsored by our sponsor that we believe are most similar to this offering.

Self Storage REIT, Inc.

Self Storage REIT, Inc. (REIT I) was a privately-offered real estate investment trust organized to invest primarily in self storage properties. REIT I completed its offering in March 2007 and raised approximately $29.8 million of gross offering proceeds. With a combination of debt and offering proceeds, REIT I invested approximately $57 million (including acquisition and development costs) in nine properties and a single-asset Delaware Statutory Trust as of December 31, 2008. We acquired REIT I on September 24, 2009. REIT I owns interests in the following properties:

•	Bay Area Self Storage in Seabrook, Texas with 680 units and 78,000 rentable square feet;

•	A Self Storage Center in Greenville, South Carolina with 460 units and 65,200 rentable square feet;

•	Signature Self Storage in Kemah, Texas with 1,300 units and 239,000 rentable square feet;

•	Fort Knox Mini Storage in Tallahassee, Florida with 1,550 units and 203,700 rentable square feet;

•	an interest in an industrial property in Hawthorne, California leased to a single tenant;

•	an interest in a self storage facility located in Baltimore, Maryland with 500 units and 70,900 rentable square feet;

•	Hollywood Mini Storage in Memphis, Tennessee with 800 units and 100,400 rentable square feet;

•	a 12.26% interest in USA SF Self Storage, DST, a Delaware Statutory Trust owning a self storage property located in San Francisco, California with 1,100 units and 77,900 rentable square feet;

•	24 Hour Self Storage in Houston, Texas with 480 units and 73,300 rentable square feet; and

•	an interest in Baffin Bay Self Storage in Lake Forest, California with 1,300 units and 251,700 rentable square feet.

As a percentage of acquisition and development costs, the allocation of financing proceeds for these properties is as follows:

Self Storage REIT II, Inc.

Self Storage REIT II, Inc. (REIT II) was a privately-offered real estate investment trust organized to invest primarily in self storage properties. REIT II completed its offering in December 2008 and raised approximately $26.2 million of gross offering proceeds. With a combination of debt and offering proceeds, REIT II invested approximately $45 million (including acquisition and development costs) in five properties and an interest in three multi-property Delaware Statutory Trusts as of December 31, 2008. We acquired REIT II on September 24, 2009. REIT II owns interests in the following properties:

•	Stor N Save Self Storage Durango in Las Vegas, Nevada with 520 units and 66,000 rentable square feet;

•	Stor N Save Self Storage Charleston in Las Vegas, Nevada with 190 units and 21,100 rentable square feet;

•	Express Self Storage in Pearland, Texas with 640 units and 89,200 rentable square feet;

•	an interest in Baffin Bay Self Storage in Lake Forest, California with 1,300 units and 251,700 rentable square feet;

•	Space Savers Self Storage in Daphne, Alabama with 475 units and 49,900 rentable square feet;

•	a 3.05% beneficial interest in Self Storage I DST, a Delaware Statutory Trust, owning ten self storage facilities in three states, as described in more detail below;

•	a 0.28% beneficial interest in Southwest Colonial, DST , a Delaware Statutory Trust, owning five self storage facilities in Texas, as described in more detail below; and

•	a 1.49% beneficial interest in Montgomery County Self Storage, DST , a Delaware Statutory Trust, owning two self storage facilities in Alabama with 1,600 units and 152,900 rentable square feet.

As a percentage of acquisition and development costs, the allocation of financing proceeds for these properties is as follows:

USA Self Storage I, DST

USA Self Storage I, DST (Self Storage I DST) is a Delaware Statutory Trust organized to invest in certain self storage properties. Self Storage I DST completed its offering in October 2005 and received approximately $13.3 million of gross offering proceeds. With a combination of debt and offering proceeds, SS DST I invested approximately $36 million in ten properties. We acquired a 3.05% beneficial interest in Self Storage I DST on September 24, 2009 upon the acquisition of REIT II. Self Storage I DST owns interests in the following properties:

•	Pack Rat Self Storage in Lawrenceville, Georgia with 507 units and 77,000 rentable square feet;

•	Space Saver Self Storage in Lawrenceville, Georgia with 501 units and 65,600 rentable square feet;

•	U-Lock Self Storage in Concord, North Carolina with 554 units and 62,500 rentable square feet;

•	U-Lock Self Storage in Hickory, North Carolina with 638 units and 77,100 rentable square feet;

•	U-Lock Self Storage in Bridgewater, North Carolina with 445 units and 61,100 rentable square feet;

•	Rhino Self Storage #VIII in El Paso, Texas with 526 units and 89,900 rentable square feet;

•	Rhino Self Storage #III in El Paso, Texas with 749 units and 92,500 rentable square feet;

•	Rhino Self Storage #VII in El Paso, Texas with 510 units and 67,400 rentable square feet;

•	Rhino Self Storage in El Paso, Texas with 432 units and 60,500 rentable square feet; and

•	Northwest Highway Self Storage in Dallas, Texas with 662 units and 61,100 rentable square feet.

As a percentage of acquisition and development costs, the allocation of financing proceeds for these properties is as follows:

Southwest Colonial, DST

Southwest Colonial, DST is a Delaware Statutory Trust organized to invest in certain self storage properties. Southwest Colonial, DST completed its offering in June 2008 and received approximately $11 million of gross offering proceeds. With a combination of debt and offering proceeds, Southwest Colonial, DST invested approximately $28 million in five properties. We acquired a 0.28% beneficial interest in Southwest Colonial, DST on September 24, 2009 upon the acquisition of REIT II. Southwest Colonial, DST owns interests in the following properties:

•	Colonial Self Storage in Arlington, Texas with 453 units and 49,600 rentable square feet;

•	Colonial Self Storage in Weatherford, Texas with 473 units and 62,100 rentable square feet;

•	Colonial Self Storage in Midland, Texas with 623 units and 95,500 rentable square feet;

•	Colonial Self Storage in Coppell, Texas with 767 units and 87,100 rentable square feet; and

•	Colonial Self Storage in Midland, Texas with 533 units and 75,300 rentable square feet.

As a percentage of acquisition and development costs, the allocation of financing proceeds for these properties is as follows:

Change to IRA Custodian

Effective February 28, 2010, our relationship with Sterling Trust Company was terminated. As disclosed in the “How to Subscribe” section on pages 162-163 of our prospectus, Sterling Trust Company served as our IRA custodian. We have executed an agreement with State Street Bank and Trust Company (“State Street”), pursuant to which State Street took over performing services as our IRA custodian effective March 1, 2010. We will continue to pay the fees related to the maintenance of investor accounts exceeding $5,000 for the first year of those accounts.

Revisions to Experts

The “Experts” section on pages 163-164 of our prospectus is amended and restated as follows:

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K, which include the audited consolidated balance sheets of Strategic Storage Trust, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2009 and 2008 and the period from August 14, 2007 (date of inception) through December 31, 2007, have been audited by Reznick Group, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Revisions to Where You Can Find More Information

The list of documents filed with the SEC that are incorporated by reference into our prospectus contained in the “Where You Can Find More Information” section on pages 164-165 of the prospectus is amended and restated to read as follows:

•	Annual Report on Form 10-K for the Year Ended December 31, 2009 filed with the SEC on March 30, 2010; and

•	Current Report on Form 8-K filed with the SEC on February 25, 2010.

Revisions to Electronic Delivery of Documents

The “Electronic Delivery of Documents” section on page 165 of our prospectus is amended and restated as follows:

Subject to availability, you may authorize us to provide prospectuses, prospectus supplements, annual reports and other information (“documents”) electronically by so indicating on the subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such documents electronically. Unless you elect in writing to receive documents electronically, all documents will be provided in paper form by mail. You must have Internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. Documents will be available through our Internet web site or by a CD that we will provide with links to our documents. You may access and print all documents provided through these services. As documents become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the document. If our e-mail notification is returned to us as

“undeliverable,” we will contact you to obtain your updated e-mail address. If we are unable to obtain a valid e-mail address for you, we will resume sending a paper copy by regular U.S. mail to your address of record. You may revoke your consent for electronic delivery at any time and we will resume sending you a paper copy of all required documents. However, in order for us to be properly notified, your revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically.

Financial Statements

The Audited Financial Statements of Strategic Storage Trust, Inc. contained in Annual Report on Form 10-K for the Year Ended December 31, 2009 filed with the SEC on March 30, 2010 are incorporated into this supplement by reference.

Prior Performance Tables

The Prior Performance Tables included as Appendix A to the prospectus are hereby deleted in its entirety and replaced by Appendix A, which is attached to this supplement.

Subscription Agreement

Our Subscription Agreement included as Appendix B to the prospectus is hereby deleted in its entirety and replaced by Appendix B, which is attached to this supplement.

APPENDIX A

PRIOR PERFORMANCE TABLES

The following Prior Performance Tables provide historical unaudited financial information relating to 17 private real estate investment programs sponsored or co-sponsored by Strategic Capital Holdings, LLC, our sponsor and an affiliate of our advisor (Prior Real Estate Programs). These Prior Real Estate Programs, with similar investment objectives to ours, include nine single-asset real estate tenant-in-common offerings, four multi-asset Delaware Statutory Trust offerings, one single-asset Delaware Statutory Trust offering, one single-asset real estate limited liability company, and two privately-offered REITs. Limited partnership units were privately offered in conjunction with two of the aforementioned tenant-in-common programs and limited liability company units were privately offered in conjunction with five of the aforementioned tenant-in-common offerings. Investors in each offering acquired an undivided tenant-in-common interest in the property that was the subject of such offering.

Our advisor is responsible for the acquisition, operation, maintenance and resale of our real estate properties. Strategic Capital Holdings, LLC is our sponsor and is the sponsor of the Prior Real Estate Programs and related companies. The Prior Real Estate Programs presented provide an indication of prior Strategic Capital Holdings, LLC managed real estate programs and the performance of these programs. However, the general condition of the economy, as well as other factors, can affect the real estate market and operations and impact the financial performance significantly.

The following tables are included herein:

Table I – Experience in Raising and Investing Funds – Table I summarizes information of the prior performance of our sponsor in raising funds for the Prior Real Estate Programs, the offerings of which closed during the previous three years. The information in Table I is unaudited.

Table II – Compensation to Sponsor – Table II summarizes the compensation paid to our sponsor and affiliates for the Prior Real Estate Programs, the offerings of which closed during the previous three years. The information in Table II is unaudited.

Table III – Annual Operating Results of Prior Real Estate Programs – Table III summarizes the operating results for the Prior Real Estate Programs, the offerings of which closed during the previous five years. The information in Table III is unaudited.

Table IV – Results of Completed Prior Real Estate Programs – Table IV summarizes the results for the Prior Real Estate Programs that have completed operations during the previous five years. The information in Table IV is unaudited.

Table V – Sales or Disposals of Properties for Prior Real Estate Programs – Table V includes all sales or disposals of properties by Prior Real Estate Programs within the most recent three years. The information in Table V is unaudited.

Additional information is contained in Table VI — Acquisitions of Properties by Programs, which is included in Part II of Post-Effective Amendment No. 7 to the registration statement which we filed with the Securities and Exchange Commission (SEC). Copies of Table VI will be provided to prospective investors at no charge upon request. All information is presented as of December 31, 2009, unless otherwise indicated.

The programs included in the “Prior Performance Summary” section of this supplement and presented in the Prior Performance Tables are considered to have similar investment objectives as ours. We intend to invest in income producing properties and achieve appreciation in the value of our properties over the long-term with returns anticipated from income and any increase in the value of the properties. Our stockholders should not assume that they will experience returns, if any, comparable to those experienced by investors in the Prior Real Estate Programs. Please see “Risk Factors — General Risks Related to Investments in Real Estate.” Due to the risks involved in the ownership of and investment in real estate, there is no guarantee of any level of return on your investment in us and you may lose some or all of your investment.

These tables are presented on a tax basis rather than on a GAAP basis, with the exception of Self Storage REIT, Inc. and Self Storage REIT II, Inc., which are presented on a GAAP basis. Tax basis accounting does not take certain income or expense accruals into consideration at the end of each fiscal year. Income may be understated in the tables as compared to GAAP, as GAAP accounting would require certain amortization or leveling of rental revenue, the amount of which is undetermined at this time. Expenses may be understated by monthly operating expenses, which are typically paid in arrears.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED)

This table provides a summary of the experience of the sponsor and its affiliates in investing and raising funds in Prior Real Estate Programs for which the offerings have closed in the most recent three years ended December 31, 2009. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth below is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties.

	Self Storage REIT, Inc. (6)		USA 5500 S. Quebec St, LLC(1)(2)(3)		USA SF Self Storage, DST(4)(5)

Dollar amount offered	$30,000,000		$14,492,000		$12,094,000
Dollar amount raised	29,833,764	100.0%	14,492,000	100.0%	12,094,000	100.0%
Less offering expenses:
Selling commissions and discounts retained by affiliates	2,896,152	9.7%	1,014,440	7.0%	846,580	7.0%
Organizational expenses	719,226	2.4%	434,760	3.0%	362,982	3.0%
Other	—		—		—
Reserves	888,809	3.0%	1,500,000	10.4%	710,600	5.9%
Percent available for investment	87.9%		90%		90.0%
Acquisition costs:
Prepaid items and fees related to purchase of property	1,500,511	5.0%	1,135,300	7.8%	653,838	5.4%
Cash down payment	20,510,905	68.8%	9,500,000	65.6%	8,750,000	72.3%
Acquisition fees	1,204,870	4.0%	907,500	6.3%	770,000	6.4%
Other	—		—		—

Total acquisition cost	23,216,286		11,542,800		10,173,838
Percent leverage	58.1%		59.2%		46.5%
Date offering began	9/7/2005		7/7/2006		10/25/2006
Length of offering (in months)	19		7		5
Months to invest 90% of amount available for investment	15		5		4

	USA Hawthorne, LLC		Madison County Self Storage, DST(4)(5)		Montgomery County Self Storage, DST(4)(5)
Dollar amount offered	$15,000,000		$4,500,000		$6,705,300
Dollar amount raised	7,500,000	100.0%	4,500,000	100.0%	6,705,300	100.0%
Less offering expenses:
Selling commissions and discounts retained by affiliates	600,000	8.0%	315,000	7.0%	469,371	7.0%
Organizational expenses	300,000	4.0%	180,000	4.0%	268,212	4.0%
Other	—		—		—
Reserves	600,000	8.0%	331,260	7.4%	451,817	6.7%
Percent available for investment	88.0%		89.0%		89.0%
Acquisition costs:
Prepaid items and fees related to purchase of property	—		621,240	13.8%	624,900	9.3%
Cash down payment	6,000,000	80.0%	2,775,000	61.7%	4,450,000	66.4%
Acquisition fees	—		277,500	6.2%	441,000	6.6%
Other	—		—		—

Total acquisition cost	6,000,000		3,673,740		5,515,900
Percent leverage	49.6%		59.0%		69.7%
Date offering began	12/7/2006		8/31/2007		12/20/2007
Length of offering (in months)	5		2		3
Months to invest 90% of amount available for investment	4		1		1

Past performance is not necessarily indicative of future results.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS (UNAUDITED) – (Continued)

	USA Grand Promenade, LLC(1)(2)(3)		Fontaine Business Park LLC(1)(2)(3)		Southwest Colonial DST(4)(5)

Dollar amount offered	$24,825,000		$11,500,000		$11,000,000
Dollar amount raised	24,825,000	100.0%	11,500,000	100.0%	11,000,000	100.0%
Less offering expenses:
Selling commissions and discounts retained by affiliates	1,737,750	7.0%	805,000	7.0%	771,228	7.0%
Organizational expenses	993,000	4.0%	460,000	4.0%	439,462	4.0%
Other	—		—		—
Reserves	2,353,420	9.5%	805,000	7.0%	749,517	6.8%
Percent available for investment	89.0%		89.0%		89.0%
Acquisition costs:
Prepaid items and fees related to			585,000	5.1%	834,134	7.6%
purchase of property	1,803,040	7.3%
Cash down payment	16,975,000	68.4%	7,500,000	65.2%	7,600,000	69.1%
Acquisition fees	1,665,000	6.7%	595,000	5.2%	768,000	7.0%
Other	—		—		—

Total acquisition cost	20,443,040		8,680,000		9,202,134
Percent leverage	69.4%		68.5%		70.3%
Date offering began	9/11/2006		11/1/2007		3/1/2008
Length of offering (in months)	18		5		4
Months to invest 90% of amount available for investment	9		1		2

	Self Storage REIT II, Inc.(6)
Dollar amount offered	$40,000,000
Dollar amount raised	26,165,022	100.0%
Less offering expenses:
Selling commissions and discounts retained by affiliates	1,831,552	7.0%
Organizational expenses	1,301,952	5.0%
Other	—
Reserves	997,522	3.8%
Percent available for investment	88.0%
Acquisition costs:
Prepaid items and fees related to	1,530,057	5.8%
purchase of property
Cash down payment	18,373,632	70.2%
Acquisition fees	1,443,750	5.5%
Other	—

Total acquisition cost	21,347,439
Percent leverage	61.7%
Date offering began	1/5/2007
Length of offering (in months)	24
Months to invest 90% of amount available for investment	16

NOTES TO TABLE I

(1) Limited liability company units were privately offered in conjunction with this offering whereby investors purchased an undivided tenant in common interest in the property.

(2) The offering is a tenant-in-common program which consists of the sale of tenant in common interests.

(3) Acquisition cost amounts represent the amounts paid by the tenant-in-common investors to acquire their interest in the properties.

(4) The offering is a Delaware Statutory Trust Program whereby investors purchase beneficial interests in the trust.

(5) Acquisition cost amounts represent the amounts paid by the beneficial interest investors to acquire interest in the properties.

(6) Amounts herein relate to initial investments of capital raised and do not include any amounts related to the distribution reinvestment plan.

TABLE II

COMPENSATION TO SPONSOR (UNAUDITED)

This table sets forth the compensation paid to the sponsor and its affiliates for Prior Real Estate Programs for which the offerings have closed in the most recent three years ended December 31, 2009. The table includes compensation paid out of the offering proceeds and compensation paid in connection with the ongoing operations of Prior Real Estate Programs. Each of the Prior Real Estate Programs for which information is presented below has similar or identical investment objectives to this program.

	Self Storage REIT, Inc. (7)	USA 5500 S. Quebec St, LLC	USA SF Self Storage, DST

Date offering commenced	9/7/2005	7/7/2006	10/25/2006
Dollar amount raised	$29,833,764	$14,492,000	$12,094,000
Amount paid to sponsor from proceeds of offering:
Selling Commissions (1)	2,495,930	849,000	725,640
Due Diligence Expense (2)	356,561	141,500	120,940
Marketing Fee (2)	534,842	176,875	151,175
Organizational and Offering Expenses	719,226	247,625	211,807
Acquisition fees
Advisory Fees (3)	1,303,870	403,750	770,000
Acquisition Expenses	—	—	—
Other (4)	—	—	105,000
Dollar amount of cash generated from operations before deducting payments to sponsor	5,567,633	4,766,965	1,577,870
Amount paid to sponsor from operations:
Property management fees (6)	1,084,092	—	90,014
Partnership management fees	—	—	—
Reimbursements	—	—	—
Leasing commissions	—	316,719	—
Other (5)	805,073	55,427	51,991
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and Refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other	—	—	—

TABLE II

COMPENSATION TO SPONSOR (UNAUDITED) – (Continued)

	USA Hawthorne, LLC	Madison County Self Storage, DST	Montgomery County Self Storage, DST

Date offering commenced	12/7/2006	8/31/2007	12/20/2007
Dollar amount raised	$7,500,000	$4,500,000	$6,705,300
Amount paid to sponsor from proceeds of offering:
Selling Commissions (1)	525,000	270,000	402,318
Due Diligence Expense (2)	75,000	45,000	67,053
Marketing Fee (2)	168,750	78,750	117,343
Organizational and Offering Expenses	131,250	123,750	150,869
Acquisition fees
Advisory Fees (3)	—	277,500	441,000
Acquisition Expenses	—	—	—
Other (4)	—	90,993	51,250
Dollar amount of cash generated from operations before deducting payments to sponsor	2,488,020	888,694	466,846
Amount paid to sponsor from operations:
Property management fees	—	83,532	82,036
Partnership management fees	—	—	—
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other (5)	45,170	79,659	55,633
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and Refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other	—	—	—

TABLE II

COMPENSATION TO SPONSOR (UNAUDITED) – (Continued)

	USA Grand Promenade, LLC	Fontaine Business Park, LLC	Southwest Colonial, DST

Date offering commenced	9/11/2006	11/1/2007	3/1/2008
Dollar amount raised	$24,825,000	$11,500,000	$11,000,000
Amount paid to sponsor from proceeds of offering:
Selling Commissions (1)	1,489,500	690,000	700,737
Due Diligence Expense (2)	248,250	115,000	70,491
Marketing Fee (2)	310,313	143,750	218,228
Organizational and Offering Expenses	682,688	316,250	221,234
Acquisition fees
Advisory Fees (3)	1,665,000	595,000	768,000
Acquisition Expenses	—	—	—
Other (4)	192,625	97,800
Dollar amount of cash generated from operations before deducting payments to sponsor	3,203,745	1,592,467	1,296,423
Amount paid to sponsor from operations:
Property management fees	—	—	367,878
Partnership management fees	—	—	—
Reimbursements	—	—	—
Leasing commissions	—	—	—
Other (5)	412,006	134,340	58,635
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—	—	—
Notes	—	—	—
Amount paid to sponsor from property sales and Refinancing
Incentive fees	—	—	—
Real estate commissions	—	—	—
Other	—	—	—

TABLE II

COMPENSATION TO SPONSOR (UNAUDITED) – (Continued)

Self Storage REIT II, Inc.(7)

Date offering commenced	1/5/07
Dollar amount raised	$26,165,022
Amount paid to sponsor from proceeds of offering:
Selling Commissions (1)	1,831,552
Due Diligence Expense (2)	261,650
Marketing Fee (2)	523,300
Organizational and Offering Expenses	517,001
Acquisition fees
Advisory Fees (3)	1,443,750
Acquisition Expenses	—
Other (4)	—
Dollar amount of cash generated from operations before deducting payments to sponsor	(540,828)
Amount paid to sponsor from operations:
Property management fees(6)	395,100
Partnership management fees	—
Reimbursements	—
Leasing commissions	—
Other (5)	425,857
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	—
Notes	—
Amount paid to sponsor from property sales and Refinancing
Incentive fees	—
Real estate commissions	—
Other	—

NOTES TO TABLE II

(1) Represents selling commissions paid to the dealer manager, an affiliate of the sponsor, all of which was reallowed to participating broker-dealers.

(2) Represents amounts paid to the dealer manager, a portion of which was reallowed to participating broker-dealers.

(3) Includes acquisition fees incurred by the sponsor based on the terms of the offering memorandum.

(4) Amounts primarily relate to loan origination fees incurred by the sponsor.

(5) Amounts are as of December 31, 2009. Amounts primarily relate to asset management and construction management fees incurred by the sponsor or an affiliate of the sponsor from operations and advisory and administrative fees, related to Self Storage REIT, Inc. and Self Storage REIT II, Inc., incurred by the sponsor or an affiliate of the sponsor. For USA 5500 S. Quebec St, LLC, the sponsor has elected to defer a portion of this amount. Certain of the other fees for Self Storage REIT, Inc. were reallowed to a third party property manager in the amount of $122,525.

(6) Certain of the property management fees for Self Storage REIT, Inc. and Self Storage REIT II, Inc. were reallowed to third party property managers in the amount of $936,611 and $259,650, respectively.

(7)  Self Storage REIT, Inc. and Self Storage REIT II, Inc. merged into Strategic Storage Trust, Inc. on September 24, 2009.

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED)

The following sets forth the unaudited operating results of Prior Real Estate Programs sponsored or co-sponsored by the sponsor, the offerings of which have been closed in the most recent five years ended December 31, 2009. The information relates only to programs with investment objectives similar to this program. All amounts are as of and for the year ended December 31 for the year indicated.

	USA 2000 West Loop, LP January 2005
	2005	2006	2007	2008	2009

Gross revenues	$4,109,550	$8,422,809	$7,774,882	$—	$—
Profit (loss) on sale of properties	—	—	106,069	—	—
Less:
Operating expenses (3)	2,383,499	3,758,648	4,183,929	—	—
Interest expense	986,595	2,030,008	1,857,597	—	—
Depreciation (2)	—	—	—	—	—

Net income (loss) — Tax basis (4)	$739,456	$2,634,153	$1,839,425	$—	$—

Taxable income
— from operation	$739,456	$2,634,153	$1,733,356	$—	$—
— from gain on sale	—	—	106,069	—	—
Cash generated
— from operations (5)	739,456	2,634,153	1,733,356	—	—
— from sales	—	—	106,069	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	739,456	2,634,153	1,839,425	—	—
Less: Cash distributions to investors
— from operating cash flow (5)	739,456	1,757,100	1,727,501	—	—
— from sales and refinancing	—	—	—	—	—
— from other (5)	87,319	—	—	—	—

Cash generated (deficiency) after cash distributions	(87,319)	877,053	111,924	—	—
Less: Special items (not including sales and refinancing) (6)	(232,015)	743,623	348,124	—	—

Cash generated (deficiency) after cash distributions and special items	$144,696	$133,430	$(236,200)	$—	$—

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$32.43	$115.53	$76.02	$—	$—
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	4.65	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	32.43	77.07	75.77	—	—
— return of capital (5)	—	—	—	—	—
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	32.43	77.07	75.77	—	—
— other (5)	3.83	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					0%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	USA Matthews Corners, LLC November 2005
	2005	2006	2007	2008	2009

Gross revenues	$311,669	$1,742,573	$1,905,104	$1,673,996	$1,368,075
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	178,132	413,821	436,514	394,181	477,068
Interest expense	98,943	825,660	825,660	827,922	825,660
Depreciation (2)	—	—	—	—	—

Net income (loss) — Tax basis (4)	$34,594	$503,092	$642,930	$451,893	$65,347

Taxable income
— from operations	$34,594	$503,092	$642,930	$451,893	$65,347
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	34,594	503,092	642,930	451,893	65,347
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	34,594	503,092	642,930	451,893	65,347
Less: Cash distributions to investors
— from operating cash flow (5)	34,594	503,092	544,984	447,251	—
— from sales and refinancing	—	—	—	—	—
— from other (5)	34,573	17,449	—	—	—

Cash generated (deficiency) after cash distributions	(34,573)	(17,449)	97,946	4,642	65,347
Less: Special items (not including sales and refinancing) (6)	(147,156)	(38,005)	63,961	1,428	6,741

Cash generated (deficiency) after cash distributions and special items	$112,583	$20,556	$33,985	$3,214	$58,606

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$3.87	$56.24	$71.88	$50.52	$7.31
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	3.87	56.24	60.93	50.00	—
— return of capital (5)	—	1.95	—	—	—
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	3.87	56.24	60.93	50.00	—
— other (5)	3.87	1.95	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	USA Sunset Media, LLC October 2005
	2005	2006	2007	2008	2009(9)

Gross revenues	$—	$7,846,003	$10,369,518	$10,747,990	$—
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	—	3,642,492	5,816,940	4,131,446	—
Interest expense	—	2,517,660	2,916,451	2,924,442	—
Depreciation (2)	—	—	—	—	—

Net income (loss) — Tax basis (4)	$—	$1,685,851	$1,636,127	$3,692,102	$—

Taxable income
— from operations	$—	$1,685,851	$1,636,127	$3,692,102	$—
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	—	1,685,851	1,636,127	3,692,102	—
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	1,685,851	1,636,127	3,692,102	—
Less: Cash distributions to investors
— from operating cash flow (5)	—	1,685,851	1,636,127	1,834,751	—
— from sales and refinancing	—	—	—	—	—
— from other (5)	—	328,043	1,201,873	—	—

Cash generated (deficiency) after cash distributions	—	(328,043)	(1,201,873)	1,857,351	—
Less: Special items (not including sales and refinancing) (6)	—	(510,557)	(1,731,992)	1,687,604	—

Cash generated (deficiency) after cash distributions and special items	$—	$182,514	$530,119	$169,747	$—

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$39.21	$38.05	$85.86	$—
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	39.21	38.05	42.67	—
— return of capital (5)	—	7.63	27.95	—	—
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	39.21	38.05	42.67	—
— other (5)	—	7.63	27.95	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	USA Self Storage I, DST October 2005
	2005	2006	2007	2008	2009

Gross revenues	$726,890	$4,470,222	$4,925,859	$4,916,615	$4,684,373
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	340,644	2,150,400	2,170,867	2,571,898	2,291,754
Interest expense	312,565	1,288,039	1,288,039	1,291,441	1,277,042
Depreciation (2)	—	—	—	—	—

Net income (loss) — Tax basis (4)	$73,681	$1,031,783	$1,466,953	$1,053,276	$1,115,577

Taxable income
— from operations	$73,681	$1,031,783	$1,466,953	$1,053,276	$1,115,577
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	73,681	1,031,783	1,466,953	1,053,276	1,115,577
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	73,681	1,031,783	1,466,953	1,053,276	1,115,577
Less: Cash distributions to investors
— from operating cash flow (5)	—	927,500	982,555	927,500	927,500
— from sales and refinancing	—	—	—	—	—
— from other (5)	—	—	—	—	—

Cash generated (deficiency) after cash distributions	73,681	104,283	484,398	125,776	188,077
Less: Special items (not including sales and refinancing) (6)	(10,411)	(682,375)	739,302	539,997	235,513

Cash generated (deficiency) after cash distributions and special items	$84,092	$786,658	$(254,904)	$(414,221)	$(47,436)

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$5.56	$77.87	$110.71	$79.49	$84.19
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	70.00	74.16	70.00	70.00
— return of capital (5)	—	—	—	—	—
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	70.00	74.16	70.00	70.00
— other (5)	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	USA Hawaii Self Storage, LLC January 2006
	2005	2006	2007	2008	2009

Gross revenues	$—	$1,274,908	$1,444,850	$1,328,230	$1,178,120
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	—	513,446	558,555	570,966	552,349
Interest expense	—	618,049	725,363	727,350	725,363
Depreciation (2)	—	—	—	—	—

Net income (loss) — Tax basis (4)	$—	$143,413	$160,932	$29,914	$(99,592)

Taxable income
— from operations	$—	$143,413	$160,932	$29,914	$(99,592)
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	—	143,413	160,932	29,914	(99,592)
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	143,413	160,932	29,914	(99,592)
Less: Cash distributions to investors
— from operating cash flow (5)	—	143,413	160,932	29,914	—
— from sales and refinancing	—	—	—	—	—
— from other (5)	—	191,349	235,568	313,273	55,919

Cash generated (deficiency) after cash distributions	—	(191,349)	(235,568)	(313,273)	(155,511)
Less: Special items (not including sales and refinancing) (6)	—	(234,417)	(230,027)	(271,570)	(206,540)

Cash generated (deficiency) after cash distributions and special items	$—	$43,068	$(5,541)	$(41,703)	$51,029

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$23.51	$26.38	$4.90	$(16.33)
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	23.51	26.38	4.90	—
— return of capital (5)	—	31.37	38.62	51.36	9.17
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	23.51	26.38	4.90	—
— other (5)	—	31.37	38.62	51.36	9.17
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	Self Storage REIT, Inc. November 2005
	2005	2006	2007	2008	2009(8)

Gross revenues	$10,567	$2,879,507	$7,803,405	$7,784,298	$5,641,792
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	1,599	1,487,210	3,480,541	3,682,491	2,981,843
Interest expense	2,274	1,013,655	2,378,101	2,382,344	1,775,556
Depreciation (2)	9,295	404,256	1,446,908	1,599,327	1,039,417

Net income (loss) — GAAP basis (1)	$(2,601)	$(25,614)	$497,855	$120,136	$(155,024)
Taxable income
— from operations	$(2,601)	$157,546	$(493,718)	$(917,032)	$(657,613)
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	6,694	378,642	1,441,679	1,204,545	646,908
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	6,694	378,642	1,441,679	1,204,545	646,908
Less: Cash distributions to investors (7)
— from operating cash flow (5)	6,694	378,642	1,441,679	1,204,545	646,908
— from sales and refinancing	—	—	—	—	—
— from other (5)	19,690	515,320	715,291	1,028,679	1,028,752

Cash generated (deficiency) after cash distributions	(19,690)	(515,320)	(715,291)	(1,028,679)	(1,028,752)
Less: Special items (not including sales and refinancing) (6)	(1,347,009)	(1,669,259)	(213,246)	167,515	(758,330)

Cash generated (deficiency) after cash distributions and special items	$1,327,319	$1,153,939	$(502,045)	$(1,196,194)	$(270,422)

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$(0.80)	$6.59	$(16.55)	$(30.74)	$(22.04)
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	2.06	15.84	48.32	40.38	21.68
— return of capital (5)	6.07	21.55	23.98	34.48	34.48
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	2.06	15.84	48.32	40.38	21.68
— other (5)	6.07	21.55	23.98	34.48	34.48
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	USA 615 N 48th St, LLC December 2005
	2005	2006	2007	2008	2009

Gross revenues	$—	$5,536,142	$9,193,858	$—	$—
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	—	905,799	2,450,241	755,525	—
Interest expense	—	3,688,401	3,272,103	—	—
Depreciation (2)	—	—	—	—	—

Net income (loss) — Tax basis (4)	$—	$941,942	$3,471,514	$(755,525)	$—

Taxable income
— from operations	$—	$941,942	$3,471,514	$(755,525)	$—
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	—	941,942	3,471,514	(755,525)	—
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	941,942	3,471,514	(755,525)	—
Less: Cash distributions to investors
— from operating cash flow (5)	—	941,942	—	—	—
— from sales and refinancing	—	—	—	—	—
— from other (5)	—	206,600	—	—	—

Cash generated (deficiency) after cash distributions	—	(206,600)	3,471,514	(755,525)	—
Less: Special items (not including sales and refinancing) (6)	—	(1,713,596)	3,920,704	290,589	—

Cash generated (deficiency) after cash distributions and special items	$—	$1,506,996	$(449,190)	$(1,046,114)	$—

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$28.01	$103.23	$—	$—
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	28.01	—	—	—
— return of capital (5)	—	6.14	—	—	—
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	28.01	—	—	—
— other (5)	—	6.14	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					0%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	USA Medical Towers, LP May 2006
	2005	2006	2007	2008	2009

Gross revenues	$—	$2,973,238	$6,140,787	$6,142,742	$5,942,639
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	—	866,851	3,079,533	3,205,465	3,281,899
Interest expense	—	726,837	1,946,210	1,951,542	1,946,210
Depreciation (2)	—	—	—	—	—

Net income (loss) — Tax basis (4)	$—	$1,379,550	$1,115,044	$985,735	$714,530

Taxable income
— from operations	$—	$1,379,550	$1,115,044	$985,735	$714,530
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	—	1,379,550	1,115,044	985,735	714,530
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	1,379,550	1,115,044	985,735	714,530
Less: Cash distributions to investors
— from operating cash flow (5)	—	256,014	877,250	870,098	220,960
— from sales and refinancing	—	—	—	—	—
— from other (5)	—	—	—	—	—

Cash generated (deficiency) after cash distributions	—	1,123,536	237,794	115,637	493,570
Less: Special items (not including sales and refinancing) (6)	—	410	995,589	(222,269)	695,567

Cash generated (deficiency) after cash distributions and special items	$—	$1,123,126	$(757,795)	$337,906	$(201,997)

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$94.75	$76.58	$67.70	$49.07
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	17.58	60.25	59.76	15.18
— return of capital (5)	—	—	—	—	—
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	17.58	60.25	59.76	15.18
— other (5)	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	USA 5500 S. Quebec St, LLC July 2006
	2005	2006	2007	2008	2009

Gross revenues	$—	$864,317	$4,387,963	$4,728,088	$4,306,874
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	—	308,371	1,318,703	2,000,332	2,194,234
Interest expense	—	162,702	1,272,826	1,319,430	1,315,825
Depreciation (2)	—	—	—	—	—

Net income (loss) — Tax basis (4)	$—	$393,244	$1,796,434	$1,408,326	$796,815

Taxable income
— from operations	$—	$393,244	$1,796,434	$1,408,326	$796,815
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	—	393,244	1,796,434	1,408,326	796,815
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	393,244	1,796,434	1,408,326	796,815
Less: Cash distributions to investors
— from operating cash flow (5)	—	63,559	922,946	600,785	796,815
— from sales and refinancing	—	—	—	—	—
— from other (5)	—	—	—	—	133,351

Cash generated (deficiency) after cash distributions	—	329,685	873,488	807,541	(133,351)
Less: Special items (not including sales and refinancing) (6)	—	24,640	842,953	497,369	403,056

Cash generated (deficiency) after cash distributions and special items	$—	$305,045	$30,535	$310,172	$(536,407)

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$27.14	$123.96	$97.18	$54.98
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	4.39	63.69	41.46	54.98
— return of capital (5)	—	—	—	—	9.20
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	4.39	63.69	41.46	54.98
— other (5)	—	—	—	—	9.20
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	USA SF Self Storage, DST October 2006
	2005	2006	2007	2008	2009

Gross revenues	$—	$126,235	$1,897,376	$1,787,232	$1,674,791
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	—	46,279	655,109	798,924	646,710
Interest expense	—	34,190	621,717	572,320	674,520
Depreciation (2)	—	—	—	—	—

Net income (loss) — Tax basis (4)	$—	$45,766	$620,550	$415,988	$353,561

Taxable income
— from operations	$—	$45,766	$620,550	$415,988	$353,561
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	—	45,766	620,550	415,988	353,561
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—
Cash generated from operations, sales and refinancing	—	45,766	620,550	415,988	353,561
Less: Cash distributions to investors
— from operating cash flow (5)	—	—	616,767	415,988	353,561
— from sales and refinancing	—	—	—	—	—
— from other (5)	—	—	—	193,751	285,662

Cash generated (deficiency) after cash distributions	—	45,766	3,783	(193,751)	(285,662)
Less: Special items (not including sales and refinancing) (6)	—	21,630	(23,692)	(174,702)	(306,710)

Cash generated (deficiency) after cash distributions and special items	$—	$24,136	$27,475	$(19,049)	$21,048

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$3.78	$51.31	$34.40	$29.23
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	—	51.00	34.40	29.23
— return of capital (5)	—	—	—	16.02	23.62
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	—	51.00	34.40	29.23
— other (5)	—	—	—	16.02	23.62
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	USA Hawthorne, LLC December 2006
	2005	2006	2007	2008	2009

Gross revenues	$—	$16,875	$191,650	$2,163,000	$2,562,000
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	—	411	142,533	324,888	398,641
Interest expense	—	—	94,449	1,090,349	439,404
Depreciation (2)	—	—	—	618,313	618,313

Net income (loss) — Tax basis (4)	$—	$16,464	$(45,332)	$129,450	$1,105,642

Taxable income
— from operations	$—	$16,464	$(45,332)	$129,450	$1,105,642
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	—	16,464	(45,332)	747,763	1,723,955
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	16,464	(45,332)	747,763	1,723,955
Less: Cash distributions to investors
— from operating cash flow (5)	—	—	—	747,763	1,610,000
— from sales and refinancing	—	—	—	—	—
— from other (5)	—	—	—	372,237	—

Cash generated (deficiency) after cash distributions	—	16,464	(45,332)	(372,237)	113,955
Less: Special items (not including sales and refinancing) (6)	—	16,661	(518,252)	(336,237)	(146,441)

Cash generated (deficiency) after cash distributions and special items	$—	$(197)	$472,920	$(36,000)	$260,396

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$2.20	$(6.04)	$17.26	$147.42
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	—	—	99.70	214.67
— return of capital (5)	—	—	—	49.63	—
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	—	—	99.70	214.67
— other (5)	—	—	—	49.63	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	Madison County Self Storage, DST August 2007
	2005	2006	2007	2008	2009
Gross revenues	$—	$—	$407,172	$1,311,979	$1,339,911
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	—	—	107,172	742,659	559,483
Interest expense	—	—	117,452	382,599	424,194
Depreciation (2)	—	—	—	—	—

Net income (loss) — Tax basis (4)	$—	$—	$182,548	$186,721	$356,234

Taxable income
— from operations	$—	$—	$182,548	$186,721	$356,234
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	—	—	182,548	186,721	356,234
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	—	182,548	186,721	356,234
Less: Cash distributions to investors
— from operating cash flow (5)	—	—	85,841	186,721	320,781
— from sales and refinancing	—	—	—	—	—
— from other (5)	—	—	—	102,029	—

Cash generated (deficiency) after cash distributions	—	—	96,707	(102,029)	35,453
Less: Special items (not including sales and refinancing) (6)	—	—	85,639	(140,194)	(7,900)

Cash generated (deficiency) after cash distributions and special items	$—	$—	$11,068	$38,165	$43,353

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$—	$40.57	$41.49	$79.16
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	—	19.08	41.49	71.28
— return of capital (5)	—	—	—	22.67	—
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	—	19.08	41.49	71.28
— other (5)	—	—	—	22.67	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	USA Grand Promenade, LLC September 2006
	2005	2006	2007	2008	2009

Gross revenues	$—	$—	$4,233,468	$4,820,553	$4,544,215
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	—	—	1,244,372	1,472,185	1,286,927
Interest expense	—	—	2,177,507	2,279,524	2,345,982
Depreciation (2)	—	—	—	—	—

Net income (loss) — Tax basis (4)	$—	$—	$811,589	$1,068,844	$911,306

Taxable income
— from operations	$—	$—	$811,589	$1,068,844	$911,306
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	—	—	811,589	1,068,844	911,306
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	—	811,589	1,068,844	911,306
Less: Cash distributions to investors
— from operating cash flow (5)	—	—	811,589	1,068,844	911,306
— from sales and refinancing	—	—	—	—	—
— from other (5)	—	—	272,557	581,920	168,802

Cash generated (deficiency) after cash distributions	—	—	(272,557)	(581,920)	(168,802)
Less: Special items (not including sales and refinancing) (6)	—	—	(301,390)	(482,358)	(334,630)

Cash generated (deficiency) after cash distributions and special items	$—	$—	$28,833	$(99,562)	$165,828

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$—	$32.69	$41.73	$35.58
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	—	32.69	41.73	35.58
— return of capital (5)	—	—	10.98	22.72	6.59
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	—	32.69	41.73	35.58
— other (5)	—	—	10.98	22.72	6.59
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	Fontaine Business Park, LLC November 2007
	2005	2006	2007	2008	2009

Gross revenues	$—	$—	$186,721	$3,106,202	$3,494,511
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	—	—	57,332	1,279,400	1,818,916
Interest expense	—	—	69,148	1,007,159	1,097,352
Depreciation (2)	—	—	—	—	—

Net income (loss) — Tax basis (4)	$—	$—	$60,241	$819,643	$578,243

Taxable income
— from operations	$—	$—	$60,241	$819,643	$578,243
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	—	—	60,241	819,643	578,243
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	—	60,241	819,643	578,243
Less: Cash distributions to investors
— from operating cash flow (5)	—	—	—	651,593	160,381
— from sales and refinancing	—	—	—	—	—
— from other (5)	—	—	—	—	—

Cash generated (deficiency) after cash distributions	—	—	60,241	168,050	417,862
Less: Special items (not including sales and refinancing) (6)	—	—	50,256	143,372	395,013

Cash generated (deficiency) after cash distributions and special items	$—	$—	$9,985	$24,678	$22,849

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$—	$5.24	$71.27	$50.28
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	—	—	56.66	13.95
— return of capital (5)	—	—	—	—	—
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	—	—	56.66	13.95
— other (5)	—	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	Southwest Colonial, DST March 2008
	2005	2006	2007	2008	2009

Gross revenues	$—	$—	$—	$2,027,354	$2,965,544
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	—	—	—	870,802	1,158,588
Interest expense	—	—	—	748,157	1,345,441
Depreciation (2)	—	—	—	—	—

Net income (loss) — Tax basis (4)	$—	$—	$—	$408,395	$461,515

Taxable income
— from operations	$—	$—	$—	$408,395	$461,515
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	—	—	—	408,395	461,515
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	—	—	408,395	461,515
Less: Cash distributions to investors
— from operating cash flow (5)	—	—	—	366,608	461,515
— from sales and refinancing	—	—	—	—	—
— from other (5)	—	—	—	—	253,485

Cash generated (deficiency) after cash distributions	—	—	—	41,787	(253,485)
Less: Special items (not including sales and refinancing) (6)	—	—	—	(126,879)	(110,173)

Cash generated (deficiency) after cash distributions and special items	$—	$—	$—	$168,666	$(143,312)

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$—	$—	$37.13	$41.96
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	—	—	33.33	41.96
— return of capital (5)	—	—	—	—	23.04
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	—	—	33.33	41.96
— other (5)	—	—	—	—	23.04
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	Montgomery County Self Storage, DST December 2007
	2005	2006	2007	2008	2009
Gross revenues	$—	$—	$—	$1,372,990	$1,422,678
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	—	—	—	605,256	614,015
Interest expense	—	—	—	567,246	679,974
Depreciation (2)	—	—	—	—	—

Net income (loss) — Tax basis (4)	$—	$—	$—	$200,488	$128,689

Taxable income
— from operations	$—	$—	$—	$200,488	$128,689
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	—	—	—	200,488	128,689
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—
Cash generated from operations, sales and refinancing	—	—	—	200,488	128,689
Less: Cash distributions to investors
— from operating cash flow (5)	—	—	—	200,488	128,689
— from sales and refinancing	—	—	—	—	—
— from other (5)	—	—	—	190,785	169,124

Cash generated (deficiency) after cash distributions	—	—	—	(190,785)	(169,124)
Less: Special items (not including sales and refinancing) (6)	—	—	—	(231,281)	(186,367)

Cash generated (deficiency) after cash distributions and special items	$—	$—	$—	$40,496	$17,243

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$—	$—	$29.90	$19.19
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	—	—	29.90	19.19
— return of capital (5)	—	—	—	28.45	25.22
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	—	—	29.90	19.19
— other (5)	—	—	—	28.45	25.22
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

TABLE III

OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (UNAUDITED) (Continued)

	Self Storage REIT II, Inc. December 2007
	2005	2006	2007	2008	2009(8)
Gross revenues	$—	$—	$1,521,703	$3,903,159	$2,940,874
Profit (loss) on sale of properties	—	—	—	—	—
Less:
Operating expenses (3)	—	—	793,700	2,108,973	1,703,265
Interest expense	—	—	1,454,795	2,285,061	1,407,046
Depreciation (2)	—	—	273,700	712,053	555,279

Net income (loss) — GAAP basis (1)	$—	$—	$(1,000,492)	$(1,202,928)	$(724,716)

Taxable income
— from operations	$—	$—	$(963,960)	$(860,136)	$(502,722)
— from gain on sale	—	—	—	—	—
Cash generated
— from operations (5)	—	—	(716,156)	(472,478)	(173,151)
— from sales	—	—	—	—	—
— from refinancing	—	—	—	—	—

Cash generated from operations, sales and refinancing	—	—	(716,156)	(472,478)	(173,151)
Less: Cash distributions to investors (7)
— from operating cash flow (5)	—	—	—	—	—
— from sales and refinancing	—	—	—	—	—
— from other (5)	—	—	380,501	1,553,240	1,384,747

Cash generated (deficiency) after cash distributions	—	—	(1,096,657)	(2,025,718)	(1,557,898)
Less: Special items (not including sales and refinancing) (6)	—	—	(2,377,564)	(2,780,162)	(7,404)

Cash generated (deficiency) after cash distributions and special items	$—	$—	$1,280,907	$754,444	$(1,550,494)

Tax and Distribution Data Per $1,000 invested
Federal income tax results:
Ordinary income (loss)
— from operations	$—	$—	$(72.45)	$(32.09)	$(18.75)
— from recapture	—	—	—	—	—
Capital gain (loss)	—	—	—	—	—
Cash distributions to investors:
Source (on tax basis)
— investment income	—	—	—	—	—
— return of capital (5)	—	—	28.60	57.94	51.66
Source (on cash basis)
— sales	—	—	—	—	—
— refinancing	—	—	—	—	—
— operations	—	—	—	—	—
— other (5)	—	—	28.60	57.94	51.66
Amount (in percentage terms) remaining invested in program properties at the end of last year reported in the table					100%

NOTES TO TABLE III

(1) Self Storage REIT, Inc. and Self Storage REIT II, Inc. maintain their books on a GAAP basis of accounting rather than a tax basis.

(2) Self Storage REIT, Inc., USA Hawthorne, LLC. and Self Storage REIT II, Inc. calculate depreciation of real property on the straight-line method over estimated useful lives ranging primarily from 5 to 40 years. The tenant-in-common and Delaware Statutory Trust offered programs do not report depreciation or amortization of the real property due to the nature of the co-tenancy interests held by the individual investors.

(3) Operating expenses include the ongoing operating costs of the real estate and management fees paid to affiliates for such services as asset management, administrative and accounting.

(4) The Strategic Capital Holdings, LLC Exchange Entity programs, consisting of tenant-in-common ownership in real estate properties, maintain their books on a tax basis of accounting rather than a GAAP basis. There are several potential differences in tax and GAAP basis, including, among others: (a) tax basis accounting does not take certain income or expense accruals into consideration at the end of each fiscal year, (b) rental income is recorded on a tax basis as it is received rather than being accrued on a straight-line basis over the life of the lease for GAAP, and (c) Operating expenses are generally recorded in the period in which they are paid, which may not be the period in which they were incurred. These differences generally result in timing differences between fiscal years but total income over the life of the real estate investment will not be significantly different between the two bases of accounting.

(5) Cash generated from operations generally includes net income plus depreciation and amortization if applicable. Distributions in excess of cash flow from operations are generally funded by alternative sources such as releases from funded reserves, return of equity proceeds or other financing proceeds.

(6) Special items primarily consist of cash flows associated with capital contributions, escrow accounts, mortgage debt proceeds and total acquisition costs (See Tables I and VI).

(7) For Self Storage REIT, Inc. and Self Storage REIT II, Inc., cash distributions include distributions made under the respective distribution reinvestment plans.

(8) Self Storage REIT, Inc. and Self Storage REIT II, Inc. merged into Strategic Storage Trust, Inc. on September 24, 2009.

(9) Prior to 2009, our sponsor was a co-sponsor of USA Sunset Media, LLC. with CB Richard Ellis Investors. Beginning January 1, 2009, our sponsor withdrew as co-sponsor and has no information regarding the performance of USA Sunset Media, LLC.

TABLE IV

RESULTS OF COMPLETED PRIOR REAL ESTATE PROGRAMS (UNAUDITED)

This table sets forth summary information on the results of Prior Real Estate Programs that completed operations completed operations during the previous five years ended December 31, 2009. The information relates only to programs with investment objectives similar to this program.

Program Name	USA 2000 West Loop, LP	USA 615 North 48th ST, LLC	Self Storage REIT, Inc	Self Storage REIT II, Inc

Dollar amount raised	$22,800,000	$33,628,000	$29,833,764	$26,165,022
Number of properties purchased	1	1	6	5
Date of closing of offering	6/24/2005	5/28/2006	7/7/2007	1/5/2009
Date of first sale of property	10/31/2007	6/4/2008	9/24/2009	9/24/2009
Date of final sale of property	10/31/2007	6/4/2008	9/24/2009	9/24/2009

Tax and Distribution Data Per $1,000 Investment Through 3/31/05
Federal income tax results:
Ordinary income (loss)
— from operations	—	—	—	—
— from recapture	—	—	—	—
Capital gain (loss)	—	—	—	—

Deferred gain
— Capital	—	—	—	—
— Ordinary	—	—	—	—

Cash distributions to investors
Source (on Tax Basis)
— Investment income	$260	$—	$3,679	$—
— Return of capital	1,000	20,000	3,308	3,318

Source (on cash basis)
— Sales	1,061	20,000	—	—
— Refinancing	—	—	—	—
— Operations	198	—	3,679	—
— Other	—	—	3,308	3,318

Receivable on net purchase money financing	$—	$—	$—	$—

NOTE TO TABLE IV

(1) USA 2000 West Loop, LP and USA 615 North 48th ST, LLC are tenant-in-common programs involving investors generally engaged in tax deferred exchanges, and Self Storage REIT, Inc. and Self Storage REIT II, Inc. were part of REIT stock mergers. Accordingly, each investor has an individual tax basis for determining amortization and depreciation; therefore, there is no presentation of Federal Income Tax Results.

TABLE V

SALES OR DISPOSALS OF PROPERTIES FOR PRIOR REAL ESTATE PROGRAMS (UNAUDITED)

The following Table sets forth sales or other disposals of properties by Prior Real Estate Programs during the most recent three years ended December 31, 2009. The information relates only to programs with investment objectives similar to this program.

			Selling Price, Net of Closing Costs and GAAP Adjustments
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs		Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Program	Adjustments Resulting from Application of GAAP	Total

USA 2000 West Loop, LP (1)(3)(4)(5)	4/29/2005	10/31/2007	$24,193,755		$35,500,000	—	—	$59,693,755

USA 615 North 48th ST, LLC (2)(3)(4)(5)	1/5/2006	6/4/2008	$20,000,000		$55,793,890	—	—	$75,793,890

Self Storage REIT, Inc(6)	12/28/05 - 9/6/07	9/24/2009	$—	(7)	$28,689,074	—	—	$28,689,074

Self Storage REIT II, Inc(6)	5/23/07 - 4/24/08	9/24/2009	$—	(7)	$29,396,000	—	—	$29,396,000

	Cost of Properties Including Closing and Soft Costs
Property	Original Mortgage Financing	Total Acquisition Cost, Capital Improvements, Closing and Soft Costs(4)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures

USA 2000 West Loop, LP (1)(3)(4)(5)	$35,500,000	$16,570,000	$52,070,000	$5,106,965

USA 615 North 48th ST, LLC (2)(3)(4)(5)	$62,300,000	$28,928,000	$91,228,000	$3,657,931

Self Storage REIT, Inc	$28,837,750	$23,216,286	$52,054,036	$3,960,224

Self Storage REIT II, Inc	$29,576,368	$21,347,439	$50,923,807	$(616,561)

NOTES TO TABLE V

(1)	The sale was not to an affiliated party.

(2)	This sale was to an affiliate of CB Richard Ellis Investors, a co-sponsor of this program.

(3)	No purchase money mortgages were taken back by this program.

(4)	The sale is not being reported on an installment basis.

(5)	The amount shown does not include a pro rata share of the original offering costs. There was no carried interest received in lieu of commissions in connection with the acquisition of the property.

(6)	Self Storage REIT, Inc. and Self Storage REIT II, Inc. were merged into Strategic Storage Trust, Inc. on September 24, 2009.

(7)

On September 24, 2009, Self Storage REIT, Inc. and Self Storage REIT II, Inc. were merged into Strategic Storage Trust, Inc. We issued approximately 6.2 million shares of our common stock in connection with these mergers. Investors received 1.05 shares of our common stock for each 1.0 share of Self Storage REIT, Inc. common stock and 1.0 shares of our common stock for each 1.0 shares of Self Storage REIT II, Inc. common stock exchanged.

APPENDIX B

SUBSCRIPTION AGREEMENT

1	YOUR INITIAL INVESTMENT

Make all checks* payable to: “STRATEGIC STORAGE TRUST, INC.”

*Cash, cashier’s checks/official bank checks under $10,000, foreign checks, money orders, third party checks, or traveler’s checks are not accepted.

The minimum initial investment is $1,000**. All additional investments must be at least $100.

Investment Amount: $

** The minimum purchase for Minnesota, New Jersey, New York and North Carolina residents is 250 shares ($2,500), except for IRAs which must purchase a minimum of 100 shares ($1,000).

☐   By Mail – Attach a check made payable to Strategic Storage Trust, Inc.

☐   By Wire – UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106, ABA# 101000695 Strategic Storage

       Trust, Inc. Account # 9871879437. When sending a wire, please request that the wire references the subscriber’s name in order to assure the wire is credited to the proper account.

☐   Asset Transfer – Attach a copy of the asset transfer form. Original to be sent to the transferring institution.

☐ Waiver of Commission – Please check this box if you are eligible for a waiver of commission. Waivers of commissions are available for purchases through an affiliated investment advisor, participating Broker-Dealer or its retirement plan, or for a representative of a participating Broker-Dealer or his or her retirement plan or family member(s).
2	FORM OF OWNERSHIP
(Select only one)
	Non-Custodial Ownership	Custodial Ownership

☐   Individual Ownership

☐   Transfer on Death – Fill out Transfer on Death Form

       to effect designation (available through your financial

       advisor).

☐   Joint Tenants with Rights of Survivorship – All

       parties must sign.

☐   Community Property – All parties must sign.

☐   Tenant In Common – All parties must sign.

☐   Corporate Ownership – Authorized signature

       required.

   Include copy of corporate resolution.

☐   Traditional / Simple IRA – Custodian signature

       required in Section 7.

☐   Roth IRA – Custodian signature required in Section

       7.

☐   KEOGH Plan – Custodian signature required in

       Section 7.

☐   Simplified Employee Pension / Trust (SEP)

☐   Pension / Profit-Sharing Plan / 401k – Custodian

       signature required in Section 7.

☐   Uniform Gift to Minors Act / Uniform Transfers

       to Minors Act – Custodian signature required in

       Section 7.

	☐ Partnership Ownership – Authorized signature required.	State of	Custodian for
	Include copy of partnership agreement	Required for custodial ownership accounts
	☐ Estate – Authorized representative(s) signature required.	Name of Custodian, Trustee, or Other Administrator

	Name of Authorized Representative(s)	Mailing Address

City, State & Zip Code

	Include a copy of the court appointment dated within 90 days.	Custodian Information – To be completed by Custodian listed above.
	☐ Trust – Include a copy of the first and last page of the	Custodian Tax ID#
trust.
	☐ Pension Plan and Profit Sharing Plan (Non- Custodian)	Custodian Account #
☐ Other

Name of Trustee(s)	Custodian Telephone #

Special Instructions
Include a copy of the first and last page of the plan, as well as Trustee information.

Regular Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., PO Box 219406, Kansas City, MO 64121-9406

Overnight Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105

Wire Information: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106 ABA# 101000695

Account # 9871879437

Investor Services Toll Free Phone Line: 866-418-5144

3	ADDRESS INFORMATION
Subscriber Information (All fields must be completed)
	Investor	Co-Investor

Home Telephone	Business Telephone	Email Address

Investor Social Security Number / Tax ID Number	Birth Date / Articles of Incorporation (MM/DD/YY)

Co-Investor Social Security Number / Tax ID Number	Co-Investor Birth Date (MM/DD/YY)

Please indicate Citizenship Status	U.S. Citizen Resident Alien – Country of Origin
Non-resident Alien – Country of Origin

Residence Address (No P.O. Box allowed)

Street Address	City	State	Zip Code

Mailing Address* (if different from above – P.O. Box allowed)

Street Address	City	State	Zip Code

*	If the co-investor resides at another address, please attach that address to the subscription agreement

4	DISTRIBUTIONS

Complete this section to enroll in the Distribution Reinvestment Plan or to elect to receive distributions by check mailed to you, by check mailed to a third-party or alternate address, or by direct deposit.

IRA accounts may not direct distributions without the custodian’s approval.

I hereby subscribe for shares of Strategic Storage Trust, Inc. and elect the distribution option indicated below: (Select only one)

1. ☐ Participate in the Distribution Reinvestment Plan (see Prospectus for details)

2. ☐ Check mailed to the residence address set forth in Section 3 above

3. ☐ Check mailed to the mailing address set forth in Section 3 above

4. ☐ Check Mailed to Third-Party / Alternate Address

         To direct distributions to a party other than the registered owner, please provide applicable information below.

Name /Entity Name / Financial Institution	Account No.	Mailing Address

City	State	Zip Code

5. ☐ Direct Deposit Please attach a pre-printed voided check or a deposit slip. (Non-Custodian Investors Only)

I authorize Strategic Storage Trust, Inc., or its agent, to deposit my distribution to my checking or savings account. This authority will remain in force until I notify Strategic Storage Trust, Inc., or its agent, in writing to cancel it. In the event that Strategic Storage Trust, Inc., or its agent, deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Please Attach a Pre-printed Voided Check or Deposit Slip Here

(The above services cannot be established without a pre-printed voided check or deposit slip.)

For Electronic Funds Transfers, signatures of bank account owners are required exactly as they appear on bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature

Signature

Your Bank’s ABA Routing Number	Your Bank Account Number	☐ Checking Account ☐ Savings Account

Regular Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., PO Box 219406, Kansas City, MO 64121-9406

Overnight Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105

Wire Information: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106 ABA# 101000695

Account # 9871879437

Investor Services Toll Free Phone Line: 866-418-5144

ACCOUNT OPTIONS (You may select more than one option)

A. ☐ Automatic Investment Plan. Electronic Funds Transfer from your bank account directly to your Strategic Storage Trust, Inc. investment account ($100 Minimum). I authorize Strategic Storage Trust, Inc., or its agent, to draft from my checking or savings account. This authority will remain in force until I notify Strategic Storage Trust, Inc., or its agent, in writing to cancel it. In the event that Strategic Storage Trust, Inc., or its agent, drafts funds erroneously from my account, they are authorized to credit my account for an amount not to exceed the amount of the erroneous draft.

(Automatic Investment Plan is not available to residents of Alabama or Ohio.)

Name of Financial Institution	Mailing Address

City	State	Zip Code

Please Attach a Pre-printed Voided Check or Deposit Slip Here

(The above services cannot be established without a pre-printed voided check or deposit slip.)

For Electronic Funds Transfers, signatures of bank account owners are required exactly as they appear on bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Signature

Signature

Your Bank’s ABA Routing Number	Your Bank Account Number	☐ Checking Account ☐ Savings Account

I Authorize Strategic Storage Trust, Inc. or its agent to draft from my checking or savings account $ ($100 Minimum) each month on the 1st of the month, beginning the first month after my initial investment.
B. ☐ Electronic Delivery of Reports and Updates. I authorize Strategic Storage Trust, Inc. to make available on its website at www.strategicstoragetrust.com and through a CD with links to a website its quarterly reports, annual reports, proxy statements, prospectus supplements or other reports required to be delivered to me, as well as any property or marketing updates, and to notify me via e-mail when such reports or updates are available in lieu of receiving paper documents. (You must provide an e-mail address if you choose this option.)

E-mail address:

6	BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The Financial Advisor must sign below to complete order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence.

	Broker-Dealer Name	Broker-Dealer Mailing Address

City	State	Zip Code

Broker-Dealer CRD Number	Telephone Number	Fax Number

Financial Advisor Firm Name & Branch Number	Financial Advisor Name

Advisor Mailing Address

City	State	Zip Code

Advisor CRD Number	Branch Number	Telephone Number

E-mail Address	Fax Number

☐	Registered Investment Advisor (RIA): If this box is checked, commission will be waived. All sales of securities must be made through a Broker-Dealer. If an RIA has introduced a sale, the sale must be conducted through (1) the RIA in his or her capacity as a Registered Representative of a Broker-Dealer, if applicable; (2) a Registered Representative of a Broker-Dealer which is affiliated with the RIA, if applicable; or (3) if neither (1) nor (2) is applicable, an unaffiliated Broker-Dealer. (Section 6 must be filled in)

Regular Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., PO Box 219406, Kansas City, MO 64121-9406

Overnight Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105

Wire Information: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106 ABA# 101000695

Account # 9871879437

Investor Services Toll Free Phone Line: 866-418-5144

The undersigned confirm on behalf of the Broker-Dealer that they (1) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (2) have discussed such investor’s prospective purchase of shares with such investor; (3) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares; (4) have delivered a current Prospectus and related supplements, if any, to such investor; (5) have reasonable grounds to believe that the investor is purchasing these shares for his or her own account; and (6) have reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

X				X
	Financial Advisor Signature	Date	State of Sale		Branch Manager Signature (If required by Broker-Dealer)	Date

7	SUBSCRIBER SIGNATURES

Strategic Storage Trust, Inc. is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Strategic Storage Trust, Inc. may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce Strategic Storage Trust, Inc. to accept this subscription, I hereby represent and warrant to you as follows:

[ALL ITEMS MUST BE READ AND INITIALED.]		Owner	Joint Owner
(1)	I have received the Prospectus of Strategic Storage Trust, Inc., and I fully understand that I am entitled to a refund of my subscription amount upon written request to Strategic Storage Trust, Inc. if the request is received within five (5) business days of either (i) completion of the Subscription Agreement or (ii) my receipt of the Prospectus, whichever is earlier.	¢	¢

(2)	I have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more, or (ii) a net worth (as described above) of at least $70,000 and had during the last tax year or estimate that I will have during the current tax year a minimum of $70,000 gross annual income, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under “SUITABILITY STANDARDS.” I will not purchase additional shares unless I meet those suitability requirements at the time of purchase.	¢	¢

(3)	I acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.	¢	¢
(4)	I am purchasing the shares for my own account.	¢	¢

If you participate in the Distribution Reinvestment Plan or make subsequent purchases of shares of Strategic Storage Trust, Inc., including purchases made pursuant to our Automatic Investment Program, you agree that, if you fail to meet the suitability requirements for making an investment in shares or can no longer make the other representations or warranties set forth in this Section 7, you are required to promptly notify Strategic Storage Trust, Inc. and your Broker-Dealer in writing.

TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER CERTIFICATION (required): The investor signing below, under penalties of perjury, certifies that (1) the number shown on this Subscription Agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me), (2) I am not subject to backup withholding because I am exempt from backup withholding, I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding, and (3) I am a U.S. person (including a U.S. resident alien), unless I have otherwise indicated in Section 3 above.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

I understand that I will not be admitted as a stockholder until my investment has been accepted. Depositing of my check alone does not constitute acceptance. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA PATRIOT Act and depositing funds.

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

X			X
	Signature of Owner or Custodian	Date		Signature of Joint Owner or Beneficial Owner (if applicable)	Date

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF IRA OR QUALIFIED PLAN IS ADMINISTERED BY A THIRD PARTY)

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in Strategic Storage Trust, Inc.

Regular Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., PO Box 219406, Kansas City, MO 64121-9406

Overnight Mail: Strategic Storage Trust, Inc. c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105

Wire Information: UMB Bank, N.A., 1010 Grand, 4th Floor, Kansas City, MO 64106 ABA# 101000695

Account # 9871879437

Investor Services Toll Free Phone Line: 866-418-5144

B-4